Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to inclusion in this Registration Statement on Form S-1 of our report dated March 1, 2019, except for the effects of the reverse stock split described in Note 1, as to which the date is March 27, 2019 relating to the financial statements and financial statement schedule, which appears in the Registration Statement on Form S-1 (No. 333-233044) of Silk Road Medical, Inc.  We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 (No. 333-233044) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Jose
CA
August 8, 2019